Exhibit 10.11

Amprius Technologies, Inc.

September 28, 2022

Constantin Ionel Stefan

c/o Amprius Technologies, Inc.

1180 Page Avenue

Fremont, California 94538

Re: Amended and Restated Confirmatory Employment Letter

Dear Ionel:

This amended and restated letter agreement (the “Agreement”) is entered into between Constantin Ionel Stefan (“you”) and Amprius Technologies, Inc. (the “Company” or “we”). This Agreement is effective as of the date you sign it, as indicated below. The purpose of this Agreement is to confirm the current terms and conditions of your employment and shall supersede any and all previous employment agreements signed by you.

1. Position. Your position will continue to be Chief Technology Officer, and you will continue to report to the Company’s Chief Executive Officer or to such other person as the Company subsequently may determine. This is a full-time position. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position or as otherwise may be assigned or delegated to you by the Company. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this Agreement, you reconfirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Base Salary. Your current annual base salary is $250,000, which will be payable, less applicable withholdings and deductions, in accordance with the Company’s normal payroll practices. Your annual base salary will be subject to review and adjustment based upon the Company’s normal performance review practices.

3. Annual Bonus. You are eligible to earn an annual cash bonus with a target value of 30% of your annual base salary, based on achieving performance objectives established by the Board or an authorized committee of the Board (such committee, a “Committee”) in its sole discretion and payable upon achievement of those objectives as determined by the Board or a Committee. If any portion of such bonus is earned, it will be paid when practicable after the Board or a Committee determines it has been earned, subject to you remaining employed with the Company through the payment date. Your annual bonus opportunity will be subject to review and adjustment based upon the Company’s normal performance review practices. In addition, the Board and/or a Committee may, in its direction, grant you discretionary bonuses from time to time.

Amprius Executive Confirmatory Employment Letter - Confidential

1180 PAGE AVE., FREMONT, CA 94538 * PH: 800.425.8803 * FX: 866.685.7420

4. Equity Awards. You will be eligible to receive awards of stock options, restricted stock units or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board and/or a Committee will determine in its discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

5. Employee Benefits. As a regular full-time employee of the Company, you will continue to be eligible to participate in Company-sponsored benefits in accordance with the terms of the Company’s policies and benefits plans and receive any perquisites as may be provided by the Company from time to time. In addition, you will continue to be entitled to paid vacation in accordance with the Company’s paid time off policy, as in effect from time to time. Information regarding coverage, eligibility, and other information regarding these benefits is set forth in more detailed documents that are available from the Company. With the exception of the Company’s at-will employment policy, discussed below, the Company may, from time to time, in its sole discretion, modify or eliminate its policies and/or benefits offered to employees.

6. Severance. If the Company or any successor corporation terminates your employment other than for Cause (as defined below), death or disability or you terminate your employment with the Company or any successor corporation for Good Reason (as defined below), then, you will be eligible to receive, subject to executing a release of claims in a form approved by the Company as provided below, the following severance: continuing payments of severance pay at a rate equal to your base salary, as then in effect, for a period of 3 months following the date of such termination, which will be paid in accordance with the Company’s normal payroll procedures.

If your employment is terminated voluntarily by you (other than for Good Reason), for Cause by the Company or due to your death or disability, then you will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

The receipt of any severance benefits pursuant to this Agreement will be subject to your signing and not revoking a release of any and all claims, in a form prescribed by the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty 60 days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any rights to severance benefits under this Agreement. No severance benefits will be paid or provided until the Release becomes effective and irrevocable. Upon the Release becoming effective, any payments delayed from the date you terminate employment through the effective date of the Release will be payable in a lump sum without interest as soon as administratively practicable after the Release becomes effective and irrevocable and all other amounts will be payable in accordance with the payment schedule applicable to each payment or benefit. In the event the termination occurs at a time during the calendar year where the Release Deadline is in the calendar year following the calendar year in which your termination occurs, then any severance payments under this Agreement that would be considered Deferred Compensation (as defined below) will be paid on, or in the case of installments, will not commence until, the 60th day after your termination date, or, if later, the Deferred Compensation Delayed Payment Date (as defined below).

Amprius Executive Confirmatory Employment Letter - Confidential	Page 2

1180 PAGE AVE., FREMONT, CA 94538 * PH: 800.425.8803 * FX: 866.685.7420

It is the intent of this Agreement that all payment and benefits hereunder comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder and any applicable state law requirements (“Section 409A”) so that none of the payments and benefits to be provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. You and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to you, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, “Deferred Compensation”) or otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. Further, if at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A, payment of such Deferred Compensation will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following your termination of employment, or your death, if earlier (the “Deferred Compensation Delayed Payment Date”).

7. Employee Confidentiality and Invention Assignment. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you are required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement with the Company (the “Confidential Information Agreement”), which is incorporated by reference herein.

8. Employment Relationship. Employment with the Company will continue to be for no specific period of time. Your employment with the Company will continue to be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

Amprius Executive Confirmatory Employment Letter - Confidential	Page 3

1180 PAGE AVE., FREMONT, CA 94538 * PH: 800.425.8803 * FX: 866.685.7420

9. Protected Activity Not Prohibited. Nothing in this Agreement or in any other agreement between you and the Company, as applicable, will in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including but not limited to the U.S. Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board. Notwithstanding any restrictions set forth in this Agreement or in any other agreement between you and the Company, as applicable, you understand that you are not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor are you obligated to advise the Company as to any such disclosures or communications. In making any such disclosures or communications, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information (within the meaning of the Confidential Information Agreement) to any parties other than the relevant government agencies. You further understand that Protected Activity does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent will constitute a material breach of this Agreement. You acknowledge that the Company has provided you with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit A.

10. Governing Law; Venue. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. Any lawsuit arising out of or in any way related to this Agreement to the Parties’ relationship hereunder shall be brought only in those state or federal courts having jurisdiction over actions arising in Alameda County in the State of California.

11. Miscellaneous. This Agreement and the Confidential Information Agreement constitute the entire agreement between you and the Company regarding the subject matters discussed, and they supersede all prior negotiations, representations or agreements between you and the Company. This Agreement may only be modified by a written agreement signed by you and the Company’s Chief Executive Officer.

12. Definitions.

a. “Board” means the Board of Directors of Amprius Technologies, Inc.

(Signature page follows)

Amprius Executive Confirmatory Employment Letter - Confidential	Page 4

1180 PAGE AVE., FREMONT, CA 94538 * PH: 800.425.8803 * FX: 866.685.7420

To confirm the current terms and conditions of your employment, please sign and date in the spaces indicated and return this Agreement to the Company.

Sincerely,

Amprius Technologies, Inc.

By:	/s/ Kang Sun
Kang Sun
Chief Executive Officer

I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth herein and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Constantin Ionel Stefan
Constantin Ionel Stefan

Date:	September 28, 2022

Amprius Executive Confirmatory Employment Letter - Confidential	Page 5

1180 PAGE AVE., FREMONT, CA 94538 * PH: 800.425.8803 * FX: 866.685.7420

Exhibit A

SECTION 7 OF THE DEFEND TRADE SECRETS ACT OF 2016

“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

Amprius Executive Confirmatory Employment Letter - Confidential	Page 6

1180 PAGE AVE., FREMONT, CA 94538 * PH: 800.425.8803 * FX: 866.685.7420